Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215784

Prospectus Supplement

(To prospectus dated June 18, 2019)

44,736,842 Shares

Contango Oil & Gas Company

Common Stock

We are selling 44,736,842 shares of our common stock.

Our shares trade on the NYSE American under the symbol “MCF.” On September 12, 2019, the last sale price of the shares as reported on the NYSE American was $1.00 per share.

Investing in our common stock involves risks that are described and incorporated by reference in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$0.95	$42,500,000
Underwriting Discount(1)	$0.0475	$2,125,000
Proceeds, before expenses, to us	$0.9025	$40,375,000

(1)	We refer you to “Underwriting” beginning on page S-26 of this prospectus supplement for additional information regarding underwriting compensation.

The underwriters may exercise their option to purchase up to an additional 6,710,526 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about September 17, 2019 (with any additional shares issued upon exercise of the underwriters’ option to be delivered on the same or a later date).

Joint Book-Running Managers

Cowen	Intrepid Partners

September 12, 2019

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the accompanying base prospectus, which provides more general information, some of which may not apply to this offering. References in this prospectus supplement to the “prospectus” are to the base prospectus as supplemented and modified by this prospectus supplement. The information included or incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying base prospectus. If information included or incorporated by reference in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying base prospectus and the documents incorporated by reference therein.

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying base prospectus up to a total dollar amount of $250 million, of which this offering is a part.

We have not, and the underwriters have not, authorized any other person to provide you with any information other than the information included or incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy these securities under any circumstance in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “our,” “us,” “the Company” or “Contango” are to Contango Oil & Gas Company, a Texas corporation, and its subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) (File No. 001-16317) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an Internet site that contains reports, proxy statements and other information about registrants, like us, that have been filed electronically with the SEC. You can access the SEC’s Internet site at http://www.sec.gov. You can also obtain information about us on our website at http://www.contango.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019;

(b)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 8, 2019, and for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019;

(c)

Our Current Reports on Form 8-K filed on February 6, 2019, March 26, 2019, April 17, 2019, June 14, 2019, and June 18, 2019 (excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

(d)

The description of our common stock which is contained in the Registration Statement on Form 8-A (File No. 001-16317) filed with the SEC on January 16, 2001, as amended by our Current Report on Form 8-K filed on June 14, 2019, and including any amendments or reports we file for purposes of updating that description.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit) subsequent to the date of this prospectus supplement and before the termination of the offering of common stock under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain a copy of all our filings with the SEC on our website at www.contango.com under “Investors—Financial Information.” You may also request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Contango Oil & Gas Company

Attention: Corporate Secretary

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(713) 236-7400

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act, as amended. The words and phrases “should”, “will”, “believe”, “plan”, “intend”, “expect”, “anticipate”, “estimate”, “forecast”, “efforts”, “goal” and similar expressions identify forward-looking statements and express our expectations about future events. Although we believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus supplement and elsewhere in or incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings we make with the SEC that are incorporated by reference herein and those factors summarized below:

∎	our ability to continue as a going concern;

∎

our ability to enter into the New Credit Facility (as defined under “Summary—Recent Developments—Commitment for New Credit Facility”) on our expected timing and on the terms set forth in the related Commitment Letter;

∎	our ability to refinance or extend our Existing Credit Facility (as defined under “Summary—Recent Developments—Commitment for New Credit Facility”) before its maturity date of October 1, 2019;

∎	our ability to complete the acquisition of the Will Energy Properties (as defined under “Summary—Recent Developments—Pending Acquisition”) and realize the expected benefits therefrom;

∎	our ability to comply with, or obtain a waiver for non-compliance of, financial covenants in our debt instruments, repay indebtedness and access new sources of capital;

∎	any reduction in our borrowing base from time to time, including to an amount less than the amount of borrowings outstanding;

∎	our ability to successfully develop our undeveloped acreage in the Southern Delaware Basin and realize the benefits associated therewith;

∎	our financial position;

∎	our business strategy, including execution of any changes in our strategy;

∎	meeting our forecasts and budgets, including our 2019 capital expenditure budget;

∎	expectations regarding natural gas and oil markets in the United States and our realized prices;

∎	volatility in natural gas, natural gas liquids and oil prices, including regional differentials;

∎	operational constraints, start-up delays and production shut-ins at both operated and non-operated production platforms, pipelines and natural gas processing facilities;

∎	the risks associated with acting as operator of deep high pressure and high temperature wells, including well blowouts and explosions;

∎

the risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes, especially in prospects in which we have made a large capital commitment relative to the size of our capitalization structure;

∎	the timing and successful drilling and completion of natural gas and oil wells;

∎	the concentration of drilling in the Southern Delaware Basin, including lower than expected production attributable to down spacing of wells;

∎	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations, and fund our drilling program;

S-iv

∎	the cost and availability of rigs and other materials, services and operating equipment;

∎	timely and full receipt of sale proceeds from the sale of our production;

∎	our ability to find, acquire, market, develop and produce new natural gas and oil properties;

∎	the conditions of the capital markets and our ability to access debt and equity capital markets or other non-bank sources of financing;

∎	actions by current and potential sources of capital, including lenders;

∎	interest rate volatility;

∎	our ability to complete strategic dispositions or acquisitions of assets or businesses and realize the benefits of such dispositions or acquisitions;

∎	uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

∎	the need to take impairments on our properties due to lower commodity prices;

∎	the ability to post additional collateral for current bonds or comply with new supplemental bonding requirements imposed by the Bureau of Ocean Energy Management;

∎	operating hazards attendant to the natural gas and oil business including weather, environmental risks, accidental spills, blowouts and pipeline ruptures, and other risks;

∎	downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

∎	potential mechanical failure or under-performance of significant wells, production facilities, processing plants or pipeline mishaps;

∎	actions or inactions of third-party operators of our properties;

∎	actions or inactions of third-party operators of pipelines or processing facilities;

∎	the ability to retain key members of senior management and key technical employees and to find and retain skilled personnel;

∎	strength and financial resources of competitors;

∎	federal and state legislative and regulatory developments and approvals (including additional taxes and changes in environmental regulations);

∎	worldwide economic conditions;

∎	the ability to construct and operate infrastructure, including pipeline and production facilities;

∎	the continued compliance by us with various pipeline and gas processing plant specifications for the gas and condensate produced by us;

∎	operating costs, production rates and ultimate reserve recoveries of our natural gas and oil discoveries;

∎	expanded rigorous monitoring and testing requirements;

∎	the ability to obtain adequate insurance coverage on commercially reasonable terms;

∎	the recent low trading price of our common stock and the risk we are not able to comply with NYSE American’s listing standards; and

∎	the limited trading volume of our common stock and general market volatility.

Any of these factors and other factors described in this prospectus supplement or any documents incorporated by reference could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. Although we believe our estimates and assumptions to be reasonable when made, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. You should not place undue reliance on forward-looking statements.

S-v

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and natural gas liquids that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling and the stated value of our assets and future cash flows. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and natural gas liquids that are ultimately recovered.

We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

S-vi

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings we make with the SEC, which are incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus for more information about important factors you should consider before investing in our common stock in this offering.

Our Business

We are a Houston, Texas based, independent oil and natural gas company. Our business is to maximize production and cash flow from our offshore properties in the shallow waters of the Gulf of Mexico (“GOM”) and onshore Texas and Wyoming properties and to use that cash flow to explore, develop, exploit, increase production from and acquire crude oil and natural gas properties in West Texas, the onshore Texas Gulf Coast and the Rocky Mountain regions of the United States. On June 14, 2019, following approval by our stockholders at the 2019 annual meeting of stockholders, we changed our state of incorporation from the State of Delaware to the State of Texas.

The following table lists our primary producing areas as of June 30, 2019:

Location	Formation
Gulf of Mexico Southern Delaware Basin, Pecos County, Texas Madison and Grimes counties, Texas	Offshore Louisiana—water depths less than 300 feet Wolfcamp A and B Woodbine (Upper Lewisville)
Zavala and Dimmit counties, Texas San Augustine County, Texas	Buda / Eagle Ford / Georgetown Haynesville shale, Mid Bossier shale and James Lime formations
Other Texas Gulf Coast Weston County, Wyoming Sublette County, Wyoming	Conventional and smaller unconventional formations Muddy Sandstone Jonah Field(1)

(1)	Through a 37% equity investment in Exaro Energy III LLC (“Exaro”). Production associated with this investment is not included in our reported production results.

Since 2016, we have been focused on the development of our Southern Delaware Basin acreage in Pecos County, Texas (“Bullseye”). As of June 30, 2019, we were producing from twelve wells over our approximate 17,000 gross operated (8,100 total net) acre position in this West Texas area, prospective for the Wolfcamp A, Wolfcamp B and Second Bone Spring formations.

We currently expect this acreage in West Texas to be the primary focus of our capital expenditure program for the remainder of 2019. Until a sustained improvement in commodity prices occurs, we will commit drilling capital to West Texas, and other areas, only to fulfill leasehold commitments, preserve core acreage and, where determined appropriate to do so, expand our presence in those existing areas. We will continue to make balance sheet strength a priority in 2019 by limiting capital expenditures to a level that can be funded through internally generated cash flow and non-core asset sales. During this time, we will continue to identify opportunities for cost reductions and operating efficiencies in all areas of our operations, while also searching for new resource acquisition opportunities. Acquisition efforts will be focused on areas in which we can leverage our geological and operational experience and expertise to exploit identified drilling opportunities and where we can develop an inventory of additional drilling prospects that we believe will enable us to economically grow production and add reserves.

As we continue to expand our presence in the Southern Delaware Basin, we have begun to sell non-core assets to enhance our liquidity, eliminate marginal assets and reduce administrative costs by focusing our efforts on West Texas. These asset sales are intended to provide some immediate liquidity and improve our balance sheet by removing potential asset retirement obligations. During the year ended 2018, we sold certain Eagle Ford Shale assets in Karnes County, Texas for $21.0 million, Gulf Coast conventional assets in Southeast Texas for $6.0 million, and Gulf Coast conventional and unconventional assets in South Texas for $0.9 million. In December 2018, we sold our offshore Vermilion 170 property in exchange for a retained overriding royalty interest (“ORRI”) in the well, the buyer’s assumption of the plugging and abandonment obligation and an ORRI in any future wells drilled by the buyer on two nearby prospects that would produce through this platform. In June 2019, we sold certain minor, non-core operated assets located in Lavaca and Wharton counties, Texas in exchange for the buyer’s assumption of the plugging and abandonment liabilities of the sold properties. Our production for the year ended December 31, 2018 was approximately 16.0 Bcfe (or 43.9 Mmcfe/d) and was comprised of 62% from our offshore properties and 61% natural gas. Our production for the three months ended June 30, 2019 was approximately 2.9 Bcfe (or 32.3 Mmcfe/d) and was approximately 59% offshore and 41% onshore, volumetrically, and was comprised of 55% natural gas, 26% oil and 19% natural gas liquids. Our production for the three months ended June 30, 2018 was approximately 3.9 Bcfe (or 42.4 Mmcfe/d) and was 56% offshore and 44% onshore, volumetrically, and was comprised of approximately 59% natural gas, 24% oil and 17% natural gas liquids.

As of December 31, 2018, our proved reserves, as estimated by Netherland, Sewell & Associates, Inc. (“NSAI”) and William M. Cobb and Associates (“Cobb”), our independent petroleum engineering firms, in accordance with reserve reporting guidelines required by the SEC, were approximately 131.9 Bcfe, consisting of 54.2 Bcf of natural gas, 9.4 MMBbl of crude oil and condensate and 3.5 MMBbl of natural gas liquids (“NGLs”), with a Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) of $218.9 million and a present value, discounted at a 10% rate based on year-end SEC pricing guidelines (PV-10), of $220.5 million. PV-10 as of December 31, 2018 was based on adjusted prices of $3.02 per MMbtu of natural gas, $62.90 per barrel of oil, and $27.89 per barrel of NGLs. PV-10 is not an accounting principle generally accepted in the United States of America (“GAAP”) and is therefore classified as a non-GAAP financial measure. A reconciliation of our Standardized Measure to PV-10 is provided under “—Summary Historical Financial and Operating Data—Non-GAAP Financial Measures” below.

As of December 31, 2018, our proved reserves were approximately 60% proved developed, 38% offshore, 41% natural gas and 99% attributed to wells and properties operated by us. The following summary table sets forth certain information with respect to our proved reserves as of December 31, 2018 (excluding reserves attributable to our investment in Exaro), as estimated by NSAI and Cobb, and our average net daily production for the year ended December 31, 2018 and for the three months ended June 30, 2019:

Region	Estimated Proved Reserves (Bcfe)	% Crude Oil / Condensate	% Natural Gas	% Natural Gas Liquids	% Proved Developed	Average Daily Production for the year ended December 31, 2018 (Mmcfe/d)	Average Daily Production for the three months ended June 30, 2019 (Mmcfe/d)
Offshore GOM(1)	49.5	3%	80%	17%	100%	27.0	19.1
West Texas	59.0	72%	13%	15%	27%	6.3	5.9
Other(2)	23.4	52%	30%	18%	60%	10.6	7.3

Total	131.9					43.9	32.3

(1)

Our Vermilion 170 well was sold effective December 1, 2018 and produced at an average daily rate of 2.2 Mmcfe/d during 2018. The three months ended June 30, 2019 included a decreased production rate of approximately 1.9 Mmcfe/d due to pipeline and compressor repair and maintenance.

(2)

Includes Southeast, South and East Texas, Mississippi, Louisiana and Wyoming for the year ended December 31, 2018. Includes Woodbine production from Madison and Grimes counties and conventional production in others; Eagle Ford and Buda production from Zavala and Dimmit counties; and wells in East Texas and Wyoming for the six months ended June 30, 2019. The average daily production included above for the year ended December 31, 2018 for properties sold in 2018 was approximately 3.5 Mmcfe/d.

The following summary table sets forth certain information with respect to the proved reserves attributable to our equity method investment in Exaro, as of December 31, 2018, as estimated by W.D. Von Gonten and Associates (“Von Gonten”), and our net share of Exaro’s average net daily production for the year ended December 31, 2018 and the three months ended June 30, 2019:

Region	Estimated Proved Reserves (Bcfe)	% Crude Oil / Condensate	% Natural Gas	% Natural Gas Liquids	% Proved Developed	Average Daily Production for the year ended December 31, 2018 (Mmcfe/d)	Average Daily Production for the three months ended June 30, 2019 (Mmcfe/d)
Investment in Exaro	26.6	6%	94%	—%	100%	21.6	18.4

Recent Developments

Pending Acquisition

On September 12, 2019, we entered into a contribution and purchase agreement (the “Purchase Agreement”) with Will Energy Corporation (“Will Energy”) to acquire approximately 159,872 net acres located in North Louisiana (12,560 net acres) and the Western Anadarko Basin in Western Oklahoma and the Texas Panhandle (147,312 net acres) (the “Will Energy Properties”) for aggregate consideration of $23 million, consisting of $20 million in cash and $3 million in common stock (the

“Pending Acquisition”). The purchase price is subject to a downward adjustment of $5.25 million in cash for recent non-operated asset sales by Will Energy, together with adjustments to the common stock consideration for title and other customary adjustments. Closing of the transaction is subject to certain customary conditions and is expected to occur in the fourth quarter of 2019. The Purchase Agreement contains customary representations, warranties and covenants and also includes indemnification provisions under which the parties have agreed to indemnify each other against certain liabilities.

The Will Energy Properties are approximately 95% held by production, and currently produce approximately 1,400 boepd with 34% of that production comprised of liquids. Approximately 75% of that production is operated. The Will Energy Properties are mature fields with existing cash flow, low decline and significant development potential from PDNP and PUD opportunities.

We intend to use a portion of the net proceeds from this offering and the concurrent Private Placement (defined below) to fund the cash portion of the purchase price. There can be no assurance that the Pending Acquisition will close when or as expected or that we will realize the expected benefits from the Pending Acquisition. Neither the completion of this offering nor the Pending Acquisition is contingent upon the completion of the other. As a result, it is possible that this offering occurs and the Pending Acquisition does not occur. Please see “Risk Factors.”

Commitment for New Credit Facility

On September 6, 2019, we received a commitment (the “Credit Commitment”) from JPMorgan Chase Bank, N.A., Royal Bank of Canada and Cadence Bank, N.A. (collectively, the “Commitment Parties”) to provide a senior secured reserve-based revolving credit facility (the “New Credit Facility”), which is expected to replace the Company’s current credit facility with Royal Bank of Canada and the other lenders party thereto, which matures October 1, 2019 (the “Existing Credit Agreement”). According to the terms set forth in the Credit Commitment, the New Credit Facility will have an aggregate maximum credit amount of $500 million, with availability under the New Credit Facility subject to an initial borrowing base of $65 million. Additionally, if the Pending Acquisition is consummated on or prior to November 30, 2019, then, subject to certain conditions, the initial borrowing base will be increased by $15 million. The New Credit Facility will have a maturity date that will be five years from the date of closing of the New Credit Facility. The New Credit Facility will be guaranteed by certain of our subsidiaries and secured by substantially all of our assets and the assets of the guarantors thereunder, including not less than 85% of the total value of our proved oil and gas properties.

According to the terms set forth in the Credit Commitment, borrowings under the New Credit Facility will bear interest at the ABR (alternate base rate) or LIBOR, at our election, plus an applicable margin (ranging from 1.25%-2.25% per annum for ABR loans and 2.25%-3.25% per annum for LIBOR loans), dependent upon the amount outstanding. Additionally, we will be required to pay a 0.50% commitment fee on unused amounts of the borrowing base. The New Credit Facility will contain restrictive covenants which, among other things, will require a Current Ratio of greater than or equal to 1.0 and a Leverage Ratio of less than or equal to 3.50, both as defined in the Credit Commitment, and prohibit dividends on equity for the first year. The New Credit Facility will also contain events of default that may accelerate repayment of any borrowings and/or termination of the facility. Events of default will include, but are not limited to, payment defaults, breach of certain covenants, bankruptcy, insolvency or change of control events.

We expect to enter into the New Credit Facility shortly after the closing of this offering and use borrowings thereunder, after deducting fees and expenses related to the New Credit Facility, to repay borrowings under the Existing Credit Facility and for general corporate purposes, including funding future potential acquisitions or a portion of our 2019 and 2020 capital programs.

The Credit Commitment provides that the New Credit Facility is subject to certain conditions to closing, including (i) negotiation of customary credit documents in form and substance satisfactory to the lenders; (ii) receipt of customary legal opinions and necessary governmental and third-party approvals; (iii) payment in full of all outstanding debt under the Existing Credit Facility; (iv) the absence of litigation seeking to enjoin the financing of the New Credit Facility; (v) the Company’s entry into certain commodity hedging agreements; (vi) the Company’s receipt of cash proceeds of new equity issuances in an aggregate amount equal to at least $50 million; (vii) the satisfaction of certain financial covenants for unused commitment under the New Credit Facility; and (viii) satisfactory completion and review of due diligence and receipt of certain regulatory, financial and production documentation related thereto. We cannot guarantee that we will enter into this New Credit Facility on the expected timing or on the terms provided in the Credit Commitment or at all. This offering is not conditioned on our entrance into the New Credit Facility. As a result, it is possible this offering occurs but we do not enter into the New Credit Facility. Please see “Risk Factors.”

Concurrent Private Placement

Due to the limited number of authorized shares of common stock currently available for issuance under the Company’s certificate of formation and in order to satisfy the condition for equity proceeds under the Credit Commitment, on September 12, 2019, we entered into a purchase agreement for the sale of shares of Series A Contingent Convertible preferred stock, $0.04 par value per share (“Preferred Stock”), to John C. Goff, a member of our board of directors, or his affiliates (the “Purchaser”), which, together, beneficially own approximately 20.0% of our outstanding shares of common stock, in a private placement, for gross proceeds of $7.5 million (the “Private Placement”). The Preferred Stock will be entitled to vote on an as-converted basis on all matters submitted to a vote of our stockholders, with voting power of the Preferred Stock not to exceed 19.9% of the shares of common stock currently outstanding. No dividends will accrue or be payable on the preferred stock until the first anniversary of issuance, after which it will be entitled to a 10% dividend. The Preferred Stock will rank equal to our common stock with respect to dividend rights and rights upon liquidation. Upon effectiveness of an amendment to our certificate of formation to increase the number of authorized shares of common stock and stockholder approval of the issuance of the common stock underlying the Preferred Stock in accordance with applicable law and stock exchange rules, each share of Preferred Stock will automatically convert into the number of shares of common stock the Purchaser would have received if the Purchaser had purchased shares of common stock in this offering for the same gross proceeds. We intend to seek such stockholder approval by written consent, and the Purchaser has agreed to deliver a written consent immediately following the closing of this offering with respect to all shares held by the Purchaser entitled to vote on the matter. We expect to receive stockholder approval following the closing of this offering. This offering is not conditioned on the consummation of the Private Placement. As a result, it is possible this offering occurs but we do not consummate the Private Placement.

The Preferred Stock is being sold pursuant to an exemption from registration provided in Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and will be restricted securities. The Preferred Stock will not be listed on any national securities exchange, but we will agree to file a resale registration statement for the common stock into which the Preferred Stock is convertible. The Preferred Stock is not part of this offering. This prospectus is not a solicitation with respect to the Preferred Stock or any stockholder approval.

Corporate Information

Our principal executive offices are located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, and our phone number is (713) 236-7400. Our website is located at http://www.contango.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

For additional information about our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

THE OFFERING

Issuer	Contango Oil & Gas Company

Shares of common stock offered	44,736,842 shares (51,447,368 shares if the underwriters’ option to purchase additional shares is exercised in full).

Option to purchase additional shares	The underwriters have the option to purchase up to an additional 6,710,526 shares from us, at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus supplement within 30 days from the date of this prospectus supplement.

Shares of common stock outstanding following this offering(1)(2)	79,153,937 shares (85,864,463 shares if the underwriters exercise their option to purchase additional shares in full).

Voting shares outstanding following this offering(1)(3)	86,030,256 shares (92,740,782 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We expect the net proceeds from this offering to be approximately $40.08 million (or approximately $46.13 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and estimated fees and expenses. We intend to use a portion of the aggregate of $47.58 million of net proceeds (or approximately $53.64 million if the underwriters exercise their option to purchase additional shares in full) from this offering and the concurrent Private Placement to fund the cash portion of the purchase price for the Pending Acquisition that is due at closing, and for related transaction expenses. Pending the application of the net proceeds in this manner, we intend to use the balance of the net proceeds from this offering to reduce borrowings under our Existing Credit Facility or invest in short-term securities. If the Pending Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including funding future potential acquisitions or a portion of our 2019 capital program. For more information about our use of proceeds from this offering, see “Use of Proceeds.”

Risk factors	Investing in our common stock involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein prior to making an investment in our common stock. See “Risk Factors” beginning on page S-12.

NYSE American symbol	“MCF.”

(1)	Based on 34,417,095 shares of common stock outstanding as of September 11, 2019.

(2)	Following stockholder approval of the conversion of the preferred stock to common stock, we would have 87,048,677 shares outstanding.

(3)	Includes 79,153,937 shares of common stock outstanding and voting power of preferred stock outstanding equivalent to 6,876,319 shares of common stock, which will vote together as a class.

Unless we indicate otherwise or the context otherwise requires, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

Entities affiliated with one of our directors, John C. Goff, are expected to purchase an aggregate of approximately $17.5 million in shares of our common stock in this offering at the price offered to the public and on the same terms as the other purchasers in this offering.

Summary Historical Financial and Operating Data

The table below sets forth revenue, production data, average sales prices and average production costs associated with our sales of natural gas, oil and natural gas liquids (“NGLs”) from operations for the six months ended June 30, 2019 and 2018, and the years ended December 31, 2018, 2017 and 2016. Oil, condensate and NGLs are compared with natural gas in terms of cubic feet of natural gas equivalents. One barrel of oil, condensate or NGL is the energy equivalent of six thousand cubic feet (“Mcf”) of natural gas. Reported operating expenses include production taxes, such as ad valorem and severance taxes.

The data set forth below as of and for each of the three years ended December 31, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements incorporated by reference herein. The data set forth below as of and for each of the six month periods ended June 30, 2019 and 2018 have been derived from our unaudited consolidated financial statements incorporated by reference herein. The data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, each of which is incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

	Six Months Ended June 30,		Year Ended December 31,
Selected financial and operating data:	2019	2018	2018	2017	2016
Revenues (thousands):
Oil and condensate sales	$13,845	$18,418	$34,413	$25,347	$23,006
Natural gas sales	9,499	14,457	29,824	41,317	43,847
NGL sales	3,429	6,010	12,850	11,881	11,330

Total revenues	$26,773	$38,885	$77,087	$78,545	$78,183
Net loss	$(13,579)	$(6,241)	$(121,568)	$(17,643)	$(58,029)
Production:
Oil and condensate (thousand barrels)
Offshore GOM	23	37	73	99	136
West Texas	125	122	275	133	–
Other(1)	105	133	221	286	461

Total oil and condensate	253	292	569	518	597
Natural gas (million cubic feet)
Offshore GOM	2,960	3,991	7,704	11,113	13,991
West Texas	152	126	285	82	–
Other(1)	409	1,075	1,790	2,715	4,112

Total natural gas	3,521	5,192	9,779	13,910	18,103
Natural gas liquids (thousand barrels)
Offshore GOM	124	137	287	330	420
West Texas	29	25	59	12	–
Other(1)	37	74	128	175	296

Total natural gas liquids	190	236	474	517	716

	Six Months Ended June 30,		Year Ended December 31,
Selected financial and operating data:	2019	2018	2018	2017	2016
Total (million cubic feet equivalent)
Offshore GOM	3,847	5,033	9,865	13,685	17,329
West Texas	1,075	1,008	2,294	947	–
Other(1)	1,255	2,317	3,880	5,491	8,653

Total production	6,177	8,358	16,039	20,123	25,982

Average Sales Price:
Oil and condensate (per barrel)	$54.78	$63.16	$60.43	$48.90	$38.52
Natural gas (per thousand cubic feet)	$2.70	$2.78	$3.05	$2.97	$2.42
Natural gas liquids (per barrel)	$18.05	$25.32	$27.04	$22.97	$15.79
Total (per thousand cubic feet equivalent)	$4.33	$4.65	$4.80	$3.90	$3.01
Expenses (thousands):
Operating expenses	$10,886	$13,405	$25,552	$27,183	$29,111
Exploration expenses	$473	$863	$1,637	$1,106	$1,816
Depreciation, depletion and amortization	$15,129	$19,983	$41,657	$47,215	$63,323
Impairment and abandonment of oil and gas properties	$1,834	$4,104	$103,732	$2,395	$10,572
General and administrative expenses	$9,461	$12,080	$24,157	$24,161	$26,802
Gain (loss) from investment in affiliates (net of taxes)	$457	$232	$(12,721)	$2,697	$1,545
Other (income) expense	$–	$–	$10,921	$2,780	$(5,791)
Selected data per Mcfe:
Operating expenses	$1.76	$1.60	$1.59	$1.35	$1.12
General and administrative expenses	$1.53	$1.45	$1.51	$1.20	$1.03
Depreciation, depletion and amortization	$2.45	$2.39	$2.60	$2.35	$2.44

(1)

Includes Southeast, South and East Texas, Mississippi, Louisiana and Wyoming for the year ended December 31, 2018. Includes Woodbine production from Madison and Grimes counties and conventional production in others; Eagle Ford and Buda production from Zavala and Dimmit counties; and wells in East Texas, Southeast Texas, South Texas and Wyoming for the six months ended June 30, 2019.

Balance Sheet Data:

	As of June 30,	As of December 31,
(in thousands)	2019	2018	2017
Cash and cash equivalents	$–	$–	$–
Accounts receivable, net	$10,147	$11,531	$13,059
Total property, plant and equipment, net	$231,760	$233,174	$345,957
Total assets	$252,656	$257,132	$381,453
Accounts payable and accrued liabilities	$47,966	$39,506	$46,755
Long-term asset retirement obligations	$11,725	$12,168	$20,388
Current asset retirement obligations	$826	$1,329	$2,017
Long-term debt	$–	$–	$85,380

Other Financial Data:	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2019	2018	2018	2017
Adjusted EBITDAX (non-GAAP)	$8,576	$15,745	$29,400	$35,087

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, depletion and amortization, and oil & gas exploration expenses. Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our Existing Credit Facility.

We have included EBITDAX and Adjusted EBITDAX in this prospectus supplement to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement. We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

∎	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

∎	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

∎	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

∎	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate. However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss). For example, EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

(in thousands)	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017
Net loss	$(13,579)	$(6,241)	$(121,568)	$(17,643)
Interest expense	2,171	2,671	5,548	4,100
Income tax provision (benefit)	454	309	120	(395)
Depreciation, depletion and amortization	15,129	19,983	41,657	47,215
Exploration expense	473	863	1,637	1,106

EBITDAX	$4,648	$17,585	$(72,606)	$34,383

Unrealized loss (gain) on derivative instruments	$2,078	$2,311	$(5,421)	$(2,204)
Non-cash stock-based compensation charges	1,637	3,008	4,766	6,100
Impairment of oil and gas properties	1,079	3,890	103,164	1,785
Gain on sale of assets and investment in affiliates	(866)	(11,049)	(503)	(4,977)

Adjusted EBITDAX	$8,576	$15,745	$29,400	$35,087

PV-10 at year-end is a non-GAAP financial measure and represents the present value, discounted at 10% per year, of estimated future cash inflows from proved natural gas and crude oil reserves, less future development and production costs using pricing assumptions in effect at the end of the period. PV-10 differs from Standardized Measure because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor Standardized Measure represents an estimate of fair market value of our natural gas and crude oil properties. PV-10 is used by the industry and by our management as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the taxpaying status of the entity.

The following table provides a reconciliation of our Standardized Measure to PV-10 (in thousands):

December 31, 2018
Standardized measure of discounted future net cash flows	$218,944
Future income taxes, discounted at 10%	1,563
Pre-tax net present value, discounted at 10%	$220,507

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the risk factors set forth below, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the three months ended June 30, 2019, and other filings we make with the SEC, which are incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus prior to making an investment in our common stock. If any of the described risks were actually to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

The risks described below and those risks described in documents incorporated by reference into this prospectus supplement are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also adversely affect our business operations.

The price of our common stock may decline or fluctuate significantly, and you could lose all or part of your investment.

Although our common stock is listed on the NYSE American, we cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. There has been and may continue to be a thin trading market for our common stock. If there is a thin trading market or “float” for our common stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the market price for our common stock could fluctuate significantly for various reasons, including:

∎

our financial condition and liquidity, including reductions in our borrowing base and related adjustments or suspensions of our drilling program and our ability to refinance the Existing Credit Facility;

∎	our operating and financial performance and prospects;

∎	our quarterly or annual earnings or those of other companies in our industry;

∎	conditions that impact demand for crude oil, natural gas and natural gas liquids, domestically and globally;

∎	future announcements concerning our business;

∎	changes in financial estimates and recommendations by securities analysts;

∎	actions of competitors;

∎	our ability to satisfy NYSE American listing requirements;

∎	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

∎	strategic actions by us or our competitors, such as acquisitions or restructurings;

∎	changes in government and environmental regulation;

∎	general market, economic and political conditions, domestically and globally;

∎	changes in accounting standards, policies, guidance, interpretations or principles;

∎	sales of common stock by us, our significant stockholders or members of our management team; and

∎	natural disasters, terrorist attacks and acts of war.

Our revenues may vary significantly from year to year depending on production volumes and changes in commodity prices, each of which may fluctuate widely. Average natural gas and crude oil prices declined dramatically beginning in early 2015 and have remained relatively low since then. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This commodity prices and stock market volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price. Recently, the trading price of our common stock and the trading price of companies in the oil and gas industry have declined substantially. If the price of our common stock remains at low levels, we may not comply with NYSE American’s continued listing standards and may be delisted. Such delisting would further impair trading volume and our liquidity and you may not be able to sell your common stock.

Our management has broad discretion in the use of the net proceeds of this offering.

All of the net proceeds from this offering will be used, as determined by management in its sole discretion, as described in “Use of Proceeds.” Our management will have broad discretion over the use and investment of the net proceeds of this offering and there is no assurance that management’s chosen application of proceeds will yield intended results. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately. Pending application of the net proceeds as described in “Use of Proceeds,” they might be placed in investments that do not produce income or that lose value.

If we issue substantially all of our available authorized shares of common stock in this offering, we will not be able to issue additional shares for future capital raising transactions or strategic transactions unless we obtain stockholder approval to amend our certificate of formation to increase the number of authorized shares of common stock.

We have 100 million authorized shares of common stock. As of September 11, 2019, we had 34,417,095 shares of common stock outstanding and approximately 64.3 million authorized shares of common stock available for issuance, excluding shares of common stock reserved for issuance under our incentive compensation plan or issuable upon the exercise of outstanding stock options. Following this offering, we will be limited by the number of additional shares available for future capital raising transactions or strategic transactions unless we obtain stockholder approval to amend our certificate of formation to increase the number of authorized shares of common stock. We intend to seek such stockholder approval after completion of this offering. We will be required to obtain such stockholder approval in order to convert the Preferred Stock issued in the Private Placement to common stock. It is not certain that we will obtain such stockholder approval. This may cause a delay in our future capital raising, collaboration, partnership or other strategic transactions, and may have a material adverse effect on our business and financial condition.

Following the conversion of the Preferred Stock, you may experience dilution of your shares of common stock.

Upon effectiveness of an amendment to our certificate of formation to increase the number of authorized shares of common stock and stockholder approval of the issuance of the common stock underlying the Preferred Stock in accordance with applicable law and stock exchange rules, the Preferred Stock will automatically convert into shares of common stock equal to approximately 19.99% of our shares outstanding. Such conversion of Preferred Stock would dilute the percentage ownership held by the investors who purchase our common stock pursuant to this offering. In addition, you may also experience additional dilution after this offering on any future equity issuances.

We may not consummate the Pending Acquisition, and the closing of this offering is not conditioned on its consummation.

We intend to use net proceeds from this offering and the concurrent Private Placement to fund the cash portion of the purchase price of the Pending Acquisition described above under “Summary—Recent Developments—Pending Acquisition.” However, the closing of this offering is not conditioned on the consummation of the Pending Acquisition. There can be no assurances that the Pending Acquisition will be consummated on the terms described herein or at all, or that the consummation of the Pending Acquisition will not be delayed beyond the expected closing date. If we do not complete the Pending Acquisition, we will not have the opportunity to attempt to realize the benefits we believe the acquisition will afford us.

We have performed only a limited investigation of the Will Energy Properties. The completion of the Pending Acquisition is subject to specified closing conditions and to the right of one or both of the parties to terminate the transaction including in the event that more than specified adjustments to the purchase price are required. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the Pending Acquisition may not be completed. Some of these conditions are beyond our control, and we may elect not to take actions necessary to satisfy these conditions or to ensure that the transaction is not otherwise terminated.

Because the closing of this offering is not conditioned on the consummation the Pending Acquisition, if you decide to purchase shares in this offering, you should be willing to do so whether or not we complete the Pending Acquisition. If the Pending Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds of this offering and could apply the proceeds in ways that you or other stockholders may not approve, which could also adversely affect the market price of our common stock. In addition, such application may not be as beneficial to us as the Pending Acquisition may have been. If the Pending Acquisition is delayed, not consummated or consummated on terms different from those described herein, the market price of our common stock may decline. Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community and may affect our relationships with our business partners. In addition, pending the potential use of the proceeds of this offering to fund a portion of the purchase price for the Pending Acquisition, we intend to use the proceeds of this offering to repay borrowings under our Existing Credit Facility or invest in short-term securities. Our management will have broad discretion with respect to the use of future drawdowns on our Existing Credit Facility and may use these funds in ways that you or other stockholders may not support, which could adversely affect the market price of our common stock. Please see “Use of Proceeds.”

The Pending Acquisition is not conditioned upon our receipt of any financing, and there can be no assurance that we will obtain the funds necessary to complete the Pending Acquisition on acceptable terms or at all. Failure to complete the Pending Acquisition could cause us to be in breach of the Purchase Agreement, could result in our loss of our deposit paid upon execution of such agreement, litigation and other losses to us, and a decline in the market price of our common stock.

We may not be able to achieve the expected benefits of the Pending Acquisition.

Even if we consummate the Pending Acquisition, we may not be able to achieve the expected benefits of the Pending Acquisition. There can be no assurance that the Pending Acquisition will be beneficial to us. We may not be able to integrate and develop the Will Energy Properties without increases in costs, losses in revenues or other difficulties. Any unexpected costs or delays incurred in connection with the integration and development of the Will Energy Properties could have an adverse effect on our business, results of operations, financial condition and prospects, as well as the market price of our common stock.

Our assessment of the Will Energy Properties to date has been limited and, even by the time of closing, it will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our assessment, we will not receive an independent reserve engineer report related to the Will Energy Properties. We may incur costs or experience problems related to the Will Energy Properties in the Pending Acquisition, and we may not have adequate recourse against Will Energy. Although we will inspect the properties being sold to us, inspections may not reveal all title, structural or environmental problems. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. Our ability to make specified claims against Will Energy in the Pending Acquisition generally expires over time and we may be left with no recourse for liabilities and other problems associated with the Pending Acquisition that we do not discover prior to the expiration date related to such matters under the Purchase Agreement.

The market price of our common stock may decline as a result of the Pending Acquisition if, among other things, the integration and development of the Will Energy Properties is unsuccessful or if the liabilities, expenses, title, environmental and other defects, or transaction costs related to the Pending Acquisition are greater than expected or the Will Energy Properties do not yield the anticipated returns. The market price of our common stock may decline if we do not achieve the perceived benefits of the Pending Acquisition as rapidly or to the extent anticipated by us or by securities market participants or if the effect of the Pending Acquisition, including the obligations incurred to finance the Pending Acquisition, on our business results of operations or financial condition or prospects is not consistent with our expectations or those of securities market participants.

We may not be able to enter into the New Credit Facility on the terms provided in the Credit Commitment or at all.

On September 6, 2019, we received a commitment from the Commitment Parties to provide the New Credit Facility with an initial borrowing base of $65 million to replace the Existing Credit Facility. Additionally, if the Pending Acquisition is consummated on or prior to November 30, 2019, then, subject to certain conditions, the borrowing base will be automatically increased by an amount equal to $15 million. The New Credit Facility would provide us adequate capital to refinance maturing debt.

The Credit Commitment provides that the New Credit Facility is subject to certain conditions to closing, including (i) negotiation of customary credit documents in form and substance satisfactory to the lenders; (ii) receipt of customary legal opinions and necessary governmental and third-party approvals; (iii) payment in full of all outstanding debt under the Existing Credit Facility; (iv) the absence of litigation seeking to enjoin the financing of the New Credit Facility; (v) the Company’s entry into certain commodity hedging agreements; (vi) the Company’s receipt of cash proceeds of new equity issuances in an aggregate amount equal to at least $50 million; (vii) the satisfaction of certain financial covenants for unused commitment under the New Credit Facility; and (viii) satisfactory completion and review of due diligence and receipt of certain regulatory, financial and production documentation related thereto.

Thus, we cannot guarantee that we will enter into this New Credit Facility on the expected timing or on the terms provided in the Credit Commitment or at all. Failure to enter into the New Credit Facility may have a material adverse effect on our business and financial condition. This offering is not conditioned on our entrance into the New Credit Facility. As a result, it is possible the offering occurs but we do not enter into the New Credit Facility.

Failure to enter into the New Credit Facility would prevent us from realizing the anticipated benefits thereof. We would also remain liable for significant transaction costs. In addition, the market price of our common stock may reflect various market assumptions as to whether and when that transaction will be completed. Consequently, any adverse changes in the terms of the New Credit Facility as compared to the Credit Commitment, the failure to enter into the New Credit Facility, or any delay in the completion of the New Credit Facility could result in a significant change in the market price of our common stock. Moreover, we may not be able to otherwise refinance our New Credit Facility before it matures on October 1, 2019, or before a reduction in our borrowing base. If we do not have sufficient liquidity to service our debt, meet our contractual obligations and fund our other liquidity needs, we may be required to sell assets, negotiate with our lenders to restructure our Existing Credit Facility, suspend our drilling program, lose properties that require development, or consider other options in which our equity holders would lose their equity. We cannot assure you that any of these alternatives could, if necessary, be effected on favorable terms, or at all.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $40.08 million (or approximately $46.13 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discount and estimated fees and expenses. We intend to use a portion of the aggregate of $47.58 million of net proceeds (or approximately $53.64 million if the underwriters exercise their option to purchase additional shares in full) from this offering and the concurrent Private Placement to fund the cash portion of the purchase price for the Pending Acquisition that is due at closing, and for related transaction expenses. Pending the application of the net proceeds in this manner, we intend to use the balance of the net proceeds from this offering to reduce borrowings under our Existing Credit Facility or invest in short-term securities. If the Pending Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including funding future potential acquisitions or a portion of our 2019 capital program.

As of June 30, 2019, we had approximately $60.0 million outstanding under our Existing Credit Facility, which matures on October 1, 2019, and $1.9 million in an outstanding letter of credit. Borrowings under the Existing Credit Facility bear interest at LIBOR, the U.S. prime rate, or the federal funds rate, plus a 2.5% to 4.0% margin, dependent upon the amount outstanding. Additionally, we must pay a 0.5% commitment fee on the amount of the Existing Credit Facility that is unused. Total interest expense under the Existing Credit Facility, including commitment fees, for the three and six months ended June 30, 2019 was approximately $1.1 million and $2.2 million, respectively. Total interest expense under the Existing Credit Facility, including commitment fees, for the three and six months ended June 30, 2018 was approximately $1.3 million and $2.7 million, respectively. The weighted average interest rate in effect at June 30, 2019 and December 31, 2018 was 5.9% and 6.3%, respectively. Borrowings under our Existing Credit Facility are incurred for general corporate purposes, including the funding of our capital budget and acquisitions. Any amounts repaid with the proceeds from this offering may be reborrowed in the future.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2019:

∎	on an actual basis; and

∎

on an as adjusted basis to give effect to (1) the issuance and sale of our common stock offered hereby and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds,” after deducting the underwriting discount and estimated fees and expenses, (2) the completion of the Pending Acquisition as described in “Summary—Recent Developments,” (3) the completion of the Private Placement and application of the proceeds therefrom as described in “Summary—Recent Developments,” and (4) the entrance into the New Credit Facility, as described in “Summary—Recent Developments,” and repayment and termination of our Existing Credit Facility.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” and our unaudited consolidated financial statements and the accompanying notes in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are incorporated by reference into this prospectus supplement.

	June 30, 2019
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$–	$–

Long-term debt:
Existing Credit Facility(1)	$60,000	$–
New Credit Facility(2)	–	$32,425
Total long-term debt	$60,000	$32,425
Stockholders’ equity:
Common stock, $0.04 par value; 100 million shares authorized; 39,967,341 shares issued and 34,442,843 shares outstanding as of June 30, 2019, 82,337,580 shares issued and outstanding as of June 30, 2019 as adjusted(3)	1,587	3,503
Preferred Stock $0.04 par value; 5 million shares authorized; no shares issued and outstanding as of June 30, 2019, 789,474 shares issued and outstanding as of June 30, 2019 as adjusted(3)(4)	–	32
Additional paid-in capital	$341,563	$387,349
Retained earnings	$(85,714)	$(85,714)
Treasury stock, at cost (5,524,498 shares as of June 30, 2019, no shares as of June 30, 2019 as adjusted)	(129,266)	–
Total stockholders’ equity

Total capitalization	$128,170	$305,169

(1)	As of September 11, 2019, we had $65.9 million of borrowings outstanding and $7.2 million of availability under our Existing Credit Facility.

(2)

At the closing of the New Credit Facility, we expect to have $32.4 million of borrowings outstanding, $1.9 million in an outstanding letter of credit, and $30.7 million of availability under the New Credit Facility. Assumes terms of New Credit Facility are consistent with the Credit Commitment.

(3)	Following stockholder approval of conversion of Preferred Stock as described in “Summary—Recent Developments”, on an as further adjusted basis as of June 30, 2019, the Company would have 200 million shares of common stock authorized, 90,232,320 shares of common stock outstanding and no shares of preferred stock outstanding.

(4)	See “Summary—Recent Developments—Concurrent Private Placement” for information about voting and conversion rights of the Preferred Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that purchases our common stock pursuant to this offering and holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the net investment income tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

∎	banks, insurance companies or other financial institutions;

∎	tax-exempt or governmental organizations;

∎	qualified foreign pension funds;

∎	dealers in securities or foreign currencies;

∎	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

∎	persons subject to the alternative minimum tax;

∎	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

∎	real estate investment trusts or regulated investment companies;

∎	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

∎	persons required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement;

∎	persons that own, or are deemed to own, more than five percent (5%) of our common stock (except to the extent specifically set forth below);

∎	persons deemed to sell our common stock under the constructive sale provisions of the Code;

∎	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

∎	certain former citizens or long-term residents of the United States; and

∎

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

∎	an individual who is a citizen or resident of the United States;

∎

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

∎	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

∎

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividend made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of thirty percent (30%) of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. This certification must be provided before the payment of dividends and must be updated periodically.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a thirty percent (30%) rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

∎

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

∎

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

∎	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30 percent (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a thirty percent (30%) rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds fifty percent (50%) of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be “regularly traded on an established securities market,” only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than five percent (5%) of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15 percent (15%) withholding tax would apply to the gross proceeds from such disposition. Our common stock is currently listed on the NYSE American, and we expect that, for as long as our common stock continues to be so listed, the common stock will be treated as “regularly traded on an established securities market.”

Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a thirty percent (30%) withholding tax on any dividends paid on our common stock and, subject to the discussion of certain proposed U.S. Treasury regulations below, on the gross proceeds from a disposition of our common stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. There can be no assurance that final regulations would provide an exemption from the FATCA withholding tax for gross proceeds.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our common stock by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 75-1 respecting certain transactions involving broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied. Moreover, even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might or might not cover all acts which might be construed as prohibited transactions.

Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Plan Asset Issues

In addition to considering whether the purchase of our common stock is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the employee benefit plan will, by investing in our common stock, be deemed to own an undivided interest in our assets, with the result that our operations may be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

Certain Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by the employee benefit plan are publicly offered securities— i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the applicable Department of Labor regulations) and are either registered pursuant to certain provisions of the federal securities laws or sold to the employee benefit plan as part of a public offering under certain conditions;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any person or entity who has discretionary authority or control over our assets or who provides investment advice for any direct or indirect fee with respect to our assets, is held by the employee benefit plans referred to above (but not including governmental plans, foreign plans and certain church plans, in each case, as defined under ERISA).

Each “benefit plan investor” (as such term is defined in Section 3(42) of ERISA) (a “Benefit Plan Investor”) should consider the fact that none of we, the underwriters, nor any of our or their respective affiliates (collectively, the “Applicable Entities”) will act as a fiduciary to any Benefit Plan Investor with respect to the decision to acquire our common stock and that none of the Applicable Entities is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision. The decision to acquire our common stock must be made by each prospective Benefit Plan Investor on an arm’s length basis. In addition, each Benefit Plan Investor acquiring our common stock must generally be represented by a fiduciary that (i) is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in our common stock, and (ii) has exercised independent judgment in evaluating whether to invest the assets of such Benefit Plan Investor in our common stock.

The foregoing discussion is general in nature, is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement, and is not intended to be all inclusive, nor should it be construed as legal advice. Employee benefit plan fiduciaries contemplating a purchase of our common stock should consult with their own counsel regarding the consequences under ERISA, the Code, and any other applicable Similar Laws in light of the complexity of these rules and the serious penalties imposed on persons who engage in prohibited transactions or other violations. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized above. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

Representations

By purchasing our common stock, each acquiror and subsequent transferee will be deemed to have represented and warranted that either (i) it is not itself a Plan, is not acting on behalf of a Plan, and for so long as it holds our common stock will not itself be a Plan or be acting on behalf of a Plan, and no portion of the assets used by such investor to acquire and/or hold our common stock constitutes or will constitute assets of a Plan, or (ii) the acquisition and holding of our common stock by such acquiror or transferee, throughout the period that it holds our common stock, and the disposition of such common stock, will not constitute or result in a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or any comparable provisions of Similar Laws.

By purchasing our common stock, each Benefit Plan Investor will be deemed to have acknowledged and represented that: (i) none of the Applicable Entities has been relied upon for any advice with respect to the Benefit Plan Investor’s decision to purchase or hold our common stock and none of the Applicable Entities shall at any time be relied upon as the Benefit Plan Investor’s fiduciary with respect to any decision to purchase, hold, transfer or otherwise dispose of our common stock; (ii) the Benefit Plan Investor’s decision to invest and any decision to continue investment in or to transfer or otherwise dispose of our common stock has been made at the recommendation or direction of a fiduciary that is: (a) capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the transactions contemplated by this prospectus supplement; and (b) a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the Benefit Plan Investor’s investment in us and any related transactions and is responsible for exercising independent judgment in evaluating the Benefit Plan Investor’s investment in us and any related transactions; (iii) its fiduciary is aware of and acknowledges that: (a) none of the Applicable Entities is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the Benefit Plan Investor’s initial or continued investment in, or transfer or other disposition of, our common stock; (b) the Applicable Entities have a financial interest in the Benefit Plan Investor’s investment in our common stock; and (c) any compensation received by the Applicable Entities does not constitute fees rendered for the provision of investment advice to the Benefit Plan Investor; and (iv) its fiduciary is aware of and acknowledges that the Applicable Entities have not provided and will not provide “investment advice” (within the meaning of ERISA) to the Benefit Plan Investor or the fiduciary with respect to any communications made to the Benefit Plan Investor or the fiduciary concerning the Benefit Plan Investor’s initial and continued investment in our common stock or any decision to transfer or otherwise dispose of our common stock.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and Intrepid Partners, LLC are the representatives of the underwriters.

Underwriter	Number of shares
Cowen and Company, LLC	22,368,421
Intrepid Partners, LLC	22,368,421

Total	44,736,842

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares of our common stock sold under the underwriting agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions.    The following table shows the public offering price, underwriting discount and proceeds, before expenses to us.

	Per Share	Total
Public offering price	$0.95	$42,500,000
Underwriting Discount	$0.0475	$2,125,000

Proceeds, before expenses, to us	$0.9025	$40,375,000

In addition, we have agreed to reimburse the underwriters for certain legal expenses relating to Financial Industry Regulatory Authority matters. We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $300,000. The underwriters have agreed to reimburse us for certain expenses.

The underwriters propose to offer the shares of our common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of our common stock to securities dealers at the public offering price less a concession not in excess of $0.0285 per share. If all of the shares of our common stock are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Stabilization.    In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

∎	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

∎

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriters have a naked short position, the position can only be closed by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

∎

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NYSE American, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.    In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NYSE American in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements.    Pursuant to certain “lock-up” agreements, we and certain of our executive officers, directors and other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the representatives, for a period of 90 days after the date of the pricing of the offering.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) makes sales under any existing 10b5-1 program, (c) issue common stock as consideration in the Pending Acquisition and (d) issue Preferred Stock sold in the Private Placement and issue common stock upon conversion of such Preferred Stock. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Electronic Offer, Sale and Distribution of Shares.    A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.    Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. Additionally, we have paid advisory fees to Intrepid Partners, LLC for the quarters ended March 31, 2019 and June 30, 2019, along with certain expense reimbursements, outside the scope of this offering. We will pay fees to Cowen and Company, LLC and Intrepid Partners, LLC in connection with the closing of the Private Placement of Preferred Stock.

Notice to Non-U.S. Investors

Canada.    The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom.    Each of the underwriters has represented and agreed that:

∎

it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

∎

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

∎	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.    In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

∎	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

∎

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or;

∎	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive” means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Israel.    In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities;

(iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered hereby will be passed upon by Gibson, Dunn & Crutcher LLP, Houston, Texas, as our counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by White & Case LLP, New York, New York.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for Contango incorporated by reference herein were based in part upon reports by Netherland, Sewell & Associates, Inc. and William M. Cobb & Associates, Inc., independent petroleum engineering firms. Certain estimates of proved oil and gas reserves for Exaro Energy III, LLC incorporated by reference herein were based in part upon reports by W.D. Von Gonten & Co., an independent petroleum engineering firm. These estimates are included and incorporated herein in reliance on the authority of such firms as experts in such matters.

PROSPECTUS

CONTANGO OIL & GAS COMPANY

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Guarantee of Debt Securities of Contango Oil & Gas Company by:

Crimson Exploration Inc.

Crimson Exploration Operating, Inc.

Contango Energy Company

Contango Operators, Inc.

Contango Mining Company

Conterra Company

Contaro Company

Contango Alta Investments, Inc.

Contango Venture Capital Corporation

Contango Rocky Mountain Inc.

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. Any debt securities we issue under this prospectus may be guaranteed by certain of our subsidiaries. We refer to the debt securities, common stock, preferred stock, depositary shares and warrants collectively as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $250,000,000.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiary. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in our securities involves risk. Please see “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in the securities.

Our common stock is listed on the NYSE American under the symbol “MCF.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 18, 2019.

We have not authorized any person to provide you with any information or represent anything about us other than what is contained in this prospectus, any prospectus supplement and any free writing prospectus authorized by us. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities offered hereunder, nor does this prospectus constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer and sell up to $250,000,000 in total aggregate offering price of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Contango,” “we” or “our” are to Contango Oil  & Gas Company and its subsidiaries.

THE COMPANY

We are a Houston, Texas based independent oil and natural gas company. Our business is to maximize production and cash flow from our offshore properties in the shallow waters of the Gulf of Mexico (“GOM”) and onshore properties in Texas and Wyoming and to use that cash flow to explore, develop, exploit, increase production from and acquire crude oil and natural gas properties in West Texas, the onshore Texas Gulf Coast and the Rocky Mountain regions of the United States. We were formed in 1999 as a Nevada corporation, changed our state of incorporation to Delaware in 2000 and changed our state of incorporation to Texas in 2019.

Our principal executive offices are located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, and our phone number is (713) 236-7400. Our website is located at http://www.contango.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

For additional information as to our business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

ABOUT THE SUBSIDIARY GUARANTORS

If specified in any accompanying prospectus supplement respecting a series of debt securities, Crimson Exploration Inc., Crimson Exploration Operating, Inc., Contango Energy Company, Contango Operators, Inc., Contango Mining Company, Conterra Company, Contaro Company, Contango Alta Investments, Inc., Contango Venture Capital Corporation, Contango Rocky Mountain Inc. and any other of our future subsidiaries specified in any prospectus supplement (the “Subsidiary Guarantors”) may jointly and severally, fully, irrevocably and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our Subsidiary Guarantors and non-guarantor subsidiaries, if any, will be included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

For additional information as to our and our subsidiaries’ business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-12108) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an Internet site that contains reports, proxy statements and other information about registrants, like us, that have been filed electronically with the SEC. You can access the SEC’s Internet site at http://www.sec.gov. You can also obtain information about us on our website at http://www.contango.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

(a)

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including information specifically incorporated by reference therein from our Proxy Statement for our 2019 Annual Meeting of Stockholders;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

(c)	Our Current Reports on Form 8-K filed on February 6, 2019, March 26, 2019, April 17, 2019 and June 14, 2019 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

(d)

The description of our common stock which is contained in the Registration Statement on Form 8-A (File No. 001- 16317) filed with the SEC on January 16, 2001, including any amendments or reports we file for purposes of updating that description.

In addition, we incorporate by reference in this prospectus any future filings made by Contango with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

Contango Oil & Gas Company

Attention: Corporate Secretary

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(713) 236-7400

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, or filings with the SEC and our public releases may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. The words and phrases “should be”, “will be”, “believe”, “expect”, “anticipate”, “estimate”, “forecast”, “goal” and similar expressions identify forward-looking statements and express our expectations about future events. Although we believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our subsequent SEC filings and those factors summarized below:

•	our ability to continue as a going concern;

•	our ability to successfully develop our undeveloped acreage in the Southern Delaware Basin and realize the benefits associated therewith;

•	our financial position;

•	our business strategy, including execution of any changes in our strategy;

•	meeting our forecasts and budgets, including our 2019 capital expenditure budget;

•	expectations regarding natural gas and oil markets in the United States;

•	volatility in natural gas, natural gas liquids and oil prices, including regional differentials;

•	operational constraints, start-up delays and production shut-ins at both operated and non-operated production platforms, pipelines and natural gas processing facilities;

•	the risks associated with acting as operator of deep high pressure and high temperature wells, including well blowouts and explosions;

•

the risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes, especially in prospects in which we have made a large capital commitment relative to the size of our capitalization structure;

•	the timing and successful drilling and completion of natural gas and oil wells;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations and fund our drilling program;

•	our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness;

•	the cost and availability of rigs and other materials, services and operating equipment;

•	timely and full receipt of sale proceeds from the sale of our production;

•	our ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	the conditions of the capital markets and our ability to access debt and equity capital markets;

•	interest rate volatility;

•	our ability to complete strategic dispositions or acquisitions of assets or businesses and realize the benefits of such dispositions or acquisitions;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	the need to take impairments on our properties due to lower commodity prices;

•	the ability to post additional collateral for current bonds or comply with new supplemental bonding requirements imposed by the Bureau of Ocean Energy Management;

•	operating hazards attendant to the natural gas and oil business including weather, environmental risks, accidental spills, blowouts and pipeline ruptures and other risks;

•	downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	potential mechanical failure or under-performance of significant wells, production facilities, processing plants or pipeline mishaps;

•	actions or inactions of third-party operators of our properties;

•	actions or inactions of third-party operators of pipelines or processing facilities;

•	the ability to retain key members of senior management and key technical employees and to find and retain skilled personnel;

•	strength and financial resources of competitors;

•	federal and state legislative and regulatory developments and approvals (including additional taxes and changes in environmental regulations);

•	worldwide economic conditions;

•	the ability to construct and operate infrastructure, including pipeline and production facilities;

•	the continued compliance by us with various pipeline and gas processing plant specifications for the gas and condensate produced by us;

•	operating costs, production rates and ultimate reserve recoveries of our natural gas and oil discoveries;

•	expanded rigorous monitoring and testing requirements;

•	the ability to obtain adequate insurance coverage on commercially reasonable terms; and

•	the limited trading volume of our common stock and general market volatility.

Any of these factors and other factors contained in this prospectus, any prospectus supplement or any documents incorporated by reference could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. Although we believe our estimates and assumptions to be reasonable when made, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. All forward-looking statements speak only as of the date of this prospectus.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and natural gas liquids that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and natural gas liquids that are ultimately recovered.

We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	reduction or refinancing of debt or other corporate obligations;

•	additions to our working capital;

•	capital expenditures; and

•	potential future acquisitions.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Contango Oil & Gas Company and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of Debt Securities, Crimson Exploration Inc., Crimson Exploration Operating, Inc., Contango Energy Company, Contango Operators, Inc., Contango Mining Company, Conterra Company, Contaro Company, Contango Alta Investments, Inc., Contango Venture Capital Corporation, Contango Rocky Mountain Inc. and any other of our future subsidiaries specified in the prospectus supplement (each a “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “—Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The Subsidiary Guarantors are wholly-owned by the Company, either directly or indirectly, and any guarantee by the Subsidiary Guarantors will be full and unconditional. The Company has no assets or operations independent of the Subsidiary Guarantors, and there are no significant restrictions upon the ability of the Subsidiary Guarantors to distribute funds to the Company. The Company has one other wholly-owned subsidiary that is inactive. Finally, the Company’s wholly-owned subsidiaries do not have restricted assets that exceed 25% of net assets as of the most recent fiscal year end that may not be transferred to the Company in the form of loans, advances or cash dividends by such subsidiary without the consent of a third party.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1)	the title of the Debt Securities;

(2)	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)	whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4)	any limit on the aggregate principal amount of the Debt Securities;

(5)	each date on which the principal of the Debt Securities will be payable;

(6)	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7)	each place where payments on the Debt Securities will be payable;

(8)	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9)	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10)	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11)	whether the Debt Securities are defeasible;

(12)	any addition to or change in the Events of Default;

(13)

whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14)	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15)	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•

the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•

the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•

the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantors.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)

remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2)	be binding upon each Subsidiary Guarantor; and

(3)	inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global

Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)

the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)

an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3)	subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4)	other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying

Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)

the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)

immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)	several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)

failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)

failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)

failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)	failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5)

failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)

any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

(7)

any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8)	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9)

if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to Contango Oil & Gas Company described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Contango Oil & Gas Company described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)	such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)

the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3)

the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers, to their knowledge, as to whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1)

to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to holders of Debt Securities;

(2)

to make any changes that would add any additional covenants of us or the Subsidiary Guarantors for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3)	to add any additional Events of Default;

(4)	to provide for uncertificated notes in addition to or in place of certificated notes;

(5)	to secure the Debt Securities;

(6)	to establish the form or terms of any series of Debt Securities;

(7)	to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8)	to cure any ambiguity, defect or inconsistency;

(9)	to add Subsidiary Guarantors; or

(10)	in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4)	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5)	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6)

modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7)	except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10)	modify such provisions with respect to modification, amendment or waiver; or

(11)	following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1)

the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2)

if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3)

the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4)	certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)	either:

(a)

all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)

all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)

we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance”.

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such

Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1)

we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2)

no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “—Events of Default,” at any time until 121 days after such deposit;

(3)

such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4)

in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, shareholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Debt Securities, the Indentures or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee. If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It Is Our Creditor. Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee. Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of material terms of our common stock, preferred stock, certificate of formation and bylaws. This summary is qualified by reference to our certificate of formation, bylaws and the designations of our preferred stock, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

We are authorized to issue 100.0 million shares of common stock, par value $0.04 per share, and 5.0 million shares of preferred stock, par value $0.04 per share. As of June 12, 2019 there were 39,866,931 shares of our common stock issued and outstanding (including 404,896 shares of restricted common stock issued, pursuant to our equity compensation plans) and held by approximately 148 record owners.

Common Stock

Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the outstanding shares of our common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund.

Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

The shares of our common stock presently outstanding are fully paid and non-assessable, and any shares issued by us pursuant to this prospectus will be fully paid and non-assessable when issued. Our common stock trades on the NYSE American under the symbol “MCF.”

Preferred Stock

Our Board has the authority to issue preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Our preferred stock is senior to our common stock regarding liquidation. At present, we have no shares of preferred stock issued and outstanding.

Outstanding Options

At June 12, 2019, we had outstanding options for the purchase of approximately 21,585 shares of common stock at prices ranging from $31.86 to $60.33 per share, including employee stock. If we issue additional options, existing stockholders’ percentage ownership of us may be further diluted.

Anti-Takeover Provisions of our Certificate of Formation and By-laws

Certificate of Formation and Bylaws. Certain provisions in our certificate of formation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our certificate of formation and bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•

permit us to issue, without any further vote or action by the stockholders, additional shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•

require special meetings of the stockholders to be called by resolution of a majority of the board of directors, or the holder or holders of no less than 50% of all the shares outstanding and entitled to vote thereat;

•	require business at special meetings to be limited to the stated purpose or purposes of that meeting;

•

require that stockholders follow certain procedures, including advance notice procedures, to bring certain matters before an annual meeting or to nominate a director for election or to take action by written consent; and

•	permit directors to fill vacancies in our board of directors.

The foregoing provisions of our certificate of formation and bylaws could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Business Combinations. Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code ( the “TBOC”) prohibits Texas public corporations from entering into specific (i) mergers, share exchanges and conversions, (ii) sales of assets, reclassifications and other transactions sales or other dispositions of assets having an aggregate market value of 10% or more of (a) the aggregate market value of the consolidated assets of a company, (b) the aggregate market value of the outstanding stock of a company or (c) the earning power or net income of a company on a consolidated basis, (iii) certain transactions that would result in the issuance or transfer of shares of a company to an affiliated shareholder, increase the affiliated shareholder’s proportionate share of ownership in a company or grant the affiliated shareholder disproportionate financial benefits, and (iv) liquidation proposals with an “affiliated shareholder” for a period of three years after the date the shareholder obtained “affiliated shareholder” status. An “affiliated shareholder” is defined as a person who beneficially owns (or has owned within the preceding three-year period) 20% or more of the outstanding voting stock of a Texas public corporation.

The TBOC provides statutory exceptions if:

•	the board of directors approves the transaction or the acquisition of shares by the affiliated shareholder prior to the affiliated shareholder becoming an affiliated shareholder; or

•	the board of directors and two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires such ownership.

We have elected not to be subject to these provisions of Title 2, Chapter 21, Subchapter M of the TBOC. However, our bylaws include provisions which provide substantially the same anti-takeover restrictions, except in addition to the statutory exceptions provided above, the restrictions will not apply to (i) John Goff at any time that he (including his affiliates and successors) owns less than 23% of the outstanding voting stock of the Company (or such higher ownership threshold as may be approved by the board of directors in advance), (ii) a transaction between the Company and any affiliated shareholder if such transaction is approved in advance by (A) a majority of the continuing and unaffiliated directors of the Company and (B) holders of a majority of the Company’s outstanding voting stock, (iii) a transaction in which the affiliated shareholder acquired at least 85% of the voting stock of the Company in the transaction in which it became an affiliated shareholder and (iv) any person whose ownership of shares in excess of the ownership limitation to qualify as an affiliated shareholder is the result of any action taken solely by the Company, provided that in the case of this clause (iv) such person shall be an affiliated shareholder if thereafter such person acquires additional shares of voting stock of the Company except as a result of further corporate action not caused, directly or indirectly, by such person.

This provision in our bylaws has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our bylaws in the future to elect not to be governed by this anti-takeover provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock and/or preferred stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1)

the number of shares of common stock or preferred stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock or preferred stock may be purchased upon exercise of the warrants;

(2)	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3)	United States federal income tax consequences applicable to the warrants;

(4)	the amount of the warrants outstanding as of the most recent practicable date; and

(5)	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock or preferred stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis in and outside the United States through underwriters or dealers as designated from time to time, directly to purchasers, through agents or through a combination of these methods.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements they may enter into with us to indemnification by us against specified civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

Sales Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement and except as described below, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

At-the-Market Offerings

Underwriters or agents could makes sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

To the extent that we make sales through one or more underwriters or agents in “at-the-market” offerings, we will do so pursuant to the terms of a sales agency financing agreement or other “at-the-market” offering arrangement with such underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of the securities. Any such activities will be described in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Gibson, Dunn and Crutcher LLP. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for Contango incorporated by reference herein were based in part upon reports by Netherland, Sewell & Associates, Inc. and William M. Cobb & Associates, Inc., independent petroleum engineering firms. Certain estimates of proved oil and gas reserves for Exaro Energy III, LLC incorporated by reference herein were based in part upon reports by W.D. Von Gonten & Co., an independent petroleum engineering firm. These estimates are included and incorporated herein in reliance on the authority of such firms as experts in such matters.

Contango Oil & Gas Company

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Cowen	Intrepid Partners

September 12, 2019